Exhibit 10.1
AGREEMENT AND RELEASE
This Agreement and Release (“Agreement”) is being entered into between and among A.C. Moore Arts & Crafts, Inc. ( hereinafter “Employer”), and Rick A. Lepley (“Employee”), (collectively the “Parties”) to resolve with prejudice any and all differences or issues, whether known or presently unknown, relating to Employee’s employment with the Employer or the termination of that employment.
NOW, THEREFORE, in consideration of the mutual promises, agreements and representations contained herein, and intending to be legally bound hereby, the Parties agree as follows:
1. Employee’s employment with the Employer is deemed terminated, effective March 31, 2010.
2. In consideration of this Agreement and Employee’s commitments hereunder, and providing Employee does not revoke this Agreement, Employer shall:
a.	Pay to Employee the gross sum of Six Hundred Forty Five Thousand Eight Hundred Ninety Dollars and Zero Cents ($645,890.00), less any deductions required under federal, state or local laws (the “Salary and Pro Rata Bonus Amount”), payable in twelve successive monthly payments. Due to Tax Code restrictions, such payments will not be made until October 1, 2010, at which time the amount accrued through such date shall be paid in one lump sum within five business days after such date, with the remainder payable on a monthly basis thereafter;

b.	Pay to Employee the cost of monthly COBRA health insurance coverage for twelve successive months. Due to Tax Code restrictions, such payments will not be made until October 1, 2010, at which time the amount accrued through such date shall be paid in one lump sum within five business days after such date, with the remainder payable on a monthly basis thereafter;

c.	Pay to Employee the gross sum of Fifty-Three Thousand Eight Hundred and Twenty-Four Dollars and Zero Cents ($53,824.00 ), less any deductions required under federal, state or local laws (the “Consulting Fee”), payable in twelve successive monthly payments, with the first monthly payment to be made within 10 days following the expiration of the revocation period;

d.	Effective 10 days following the expiration of the revocation period, the Stock Appreciation Rights Agreement between Employer and Employee dated December 3, 2008 (the “2008 SARs Agreement”) under Employer’s 2007 Stock Incentive Plan, as amended (the “2007 Incentive Plan”) shall be deemed amended as follows: (1) all outstanding Stock Appreciation Rights awards pursuant to the 2008 SARs Agreement that have vested or vest pursuant to the following clause (2) shall continue to remain exercisable until February 20, 2012 and (2) all outstanding Stock Appreciation Rights pursuant to the 2008 SARs Agreement that have not vested shall become vested as of March 31, 2010;

e.	The portion (i.e., one-third) of the Restricted Stock awards under the 2007 Incentive Plan pursuant to the award agreement dated March 31, 2008 and the portion (i.e., one-third) of the Stock Appreciation Rights awards under the 2007 Incentive Plan pursuant to the award agreement dated March 31, 2008, in each case, that are scheduled to vest on March 31, 2010 shall vest on such date:

f.	Pay to Employee Twelve Thousand Dollars and Zero Cents ($12,000.00) for moving his household goods from his residence in New Jersey to his home in Ohio. Such payment will be made within 10 days following the expiration of the revocation period;

g.	Pay to Employee’s attorney a sum of up to Ten Thousand Dollars and Zero Cents ($10,000.00) for legal review of the terms of this Agreement. Such Payment will be made no later than May 15, 2010;

h.	Pay to Employee an amount equal to four weeks of his annual base salary, less any deductions required under federal, state or local laws, for his unused vacation time. Due to Tax Code restrictions such payment will not be made until October 1, 2010, at which time the amount shall be paid in one lump sum within five business days after such date;

i.	Reimburse Employee for his reasonable and necessary business expenses incurred by Employee through March 31, 2010 in accordance with Employer’s business expense reimbursement policy and practices. Such reimbursement will be made no later than June 30, 2010;

j.	Pay to Employee any excess contribution refund under Employer’s 401(k) Plan to which he is entitled. Such payment will be made on the date in 2011 when such excess contribution refunds are paid generally to Employer’s employees;

k.	Permit, provided there is no cost to Employer, Employee to convert Employee’s participation in the Employer-sponsored group term life insurance plan that Employer maintains with a third party insurer; and

l.	Transfer ownership of a Blackberry to Employee, for which Employee shall be entirely responsible, including without limitation the service after March 31, 2010

3. In consideration of this Agreement and Employer’s commitment hereunder, simultaneously with the execution of this Agreement and effective March 31, 2010, Employee shall resign as a member of the Board of Directors of Employer and as a director and officer of every subsidiary or affiliate of Employer, in the Form attached as Exhibit A hereto.
4. In addition to the consideration provided above and independent of this Agreement, Employee acknowledges receipt of all other earned compensation and benefits due up through March 31, 2010 and the opportunity to continue health insurance coverage under COBRA. Employee understands that should he elect COBRA continuation coverage, he shall be solely and exclusively responsible for the cost of COBRA, with the exception of the cost of twelve months of benefits paid by Employer to Employee pursuant to Paragraph 2.b. above.
5. Employee understands that except as enumerated in this Agreement, Employee shall receive no other wages, bonus, severance, or any other payments or benefits from Employer.
6. Employee acknowledges that the consideration set forth in Paragraph 2 above is satisfactory and adequate in exchange for his promises and release contained herein.

7. (a) Upon Employee’s execution of this Agreement, and in consideration of the payments and other benefits described above, and subject to the terms of Paragraph 7(b) below, Employee hereby knowingly, voluntarily, and unconditionally releases and completely and forever discharges A.C. Moore Arts & Crafts, Inc. and all its parents, subsidiaries and affiliates and, including, but not limited to, past, current and future parents, subsidiaries, partnerships and affiliates, and officers, directors, partners, owners, shareholders, agents, attorneys, consultants, advisors, employees, trustees, fiduciaries, legal representatives, heirs, predecessors, successors, and assigns (collectively, the “Employer Released Parties”) from any and all rights and claims that Employee may have, including but not limited to, those relating to or based on his employment with Employer or the termination of that employment for any and all reasons. Employee specifically releases the Employer Released Parties from any rights or claims which Employee may have based upon the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, creed, national origin or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Employee Retirement Income Security Act, which regulates employment benefits; the New Jersey Law Against Discrimination or any other federal, state, or local laws or regulations prohibiting employment discrimination or which otherwise regulate employment terms and conditions. Employee also releases the Employer Released Parties from any claim for wrongful discharge, unfair treatment, breach of public policy, express or implied contract, or any other claims arising under common law which relate in any way to Employee’s employment with the Employer or the termination thereof. This Release covers all claims, obligations, suits, contracts, liens, agreements, promises, costs, charges, expenses, judgments, damages, demands, debts, rights, action or actions, cause of action or causes of action, executions and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, asserted or unasserted, foreseen or unforeseen, at law, in equity or otherwise, whether presently known or unknown, from the beginning of Employee’s employment with Employer through the date and time when Employee signs this Agreement.

(b) The Release in Paragraph 7(a) does not release and discharge, and does not otherwise cover: (i) any rights of Employee, or any claims that Employee may make for unemployment compensation benefits or under any applicable workers’ compensation statute or its equivalent, (ii) any rights or any claims which Employee may not release as a matter of law, (iii) any rights or claims of Employee under this Agreement, including the right to sue for breach of, or to enforce, this Agreement, (iv) any rights or claims of Employee to his accrued and vested benefits and rights under the Employer 401(k) Plan, (v) Employee’s rights or claims as a participant under any ERISA plan generally available to Employer’s eligible employees, or its officers or directors, (vi) any rights or claims to healthcare continuation coverage under COBRA, (vii) Employee’s rights or claims under any Employer-sponsored equity or incentive plan and any awards granted thereunder through the ninetieth day after March 31, 2010, except that Employee’s rights or claims under the 2008 SARs Agreement as amended by Paragraph 2.d., and, solely in connection with the 2008 SARs Agreement, under the 2007 Incentive Plan, shall not be released until February 21, 2012 as contemplated under Paragraph 2.d., (viii) Employee’s rights or claims under Article IV, entitled “Personal Liability and Indemnification”, of Employer’s Amended and Restated By-Laws and under section 8, entitled “Personal Liability of Directors”, of the Articles of Incorporation, as amended (to which the Parties acknowledge and agree that under Article IV of the Amended and Restated By-Laws, entitled “Personal Liability and Indemnification”, the misstatements referring to a “person covered by section 402” which references should be to “a person covered by section 401” and other misstatements of section numbers shall not impair Employee’s rights or claims to the maximum specified or intended protections of Article IV), (ix) Employee’s rights or claims under any or all the liability and indemnification insurance policies of Employer or any of its parents, subsidiaries or affiliates, and (x) any rights or claims that may arise after this Agreement is executed by the Employee.

8. This Agreement does not prohibit Employee from participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.
9. All Parties confirm that they have not to date caused or permitted any charge, complaint, lawsuit, or any other action or proceeding whatsoever to be filed against any other Party based on Employee’s employment or the termination of that employment.
10. In conjunction with the execution of this Agreement and for the consideration received herein, Employee further agrees as follows:
a.	Not knowingly to apply for or seek employment with Employer or any entity owned, purchased, or otherwise acquired by Employer at any time hereafter;

b.	To return or confirm that he no longer has any material or property belonging to Employer, including but not limited to, any credit cards, keys, computers, templates, spreadsheets, flash drives, PDA, or computer files in any media;

c.	To cooperate fully with any reasonable request of Employer to provide information and/or materials to it or to otherwise assist it in matters pertaining to the performance of his former duties. Employee will be reimbursed any reasonable, documented expenses which he incurs in performing such duties, all in addition to the payments called for in this Agreement. Employee will be paid for the reasonable value of his time, for his services under this Paragraph 10.c. provided after March 31, 2011. Such payments will be made within 30 days from receipt of invoice from Employee, the invoice to be forwarded to Employer each month following the performance of his services;

d.	Other than his rights preserved under clause (vii) of Paragraph 7(b), Employee irrevocably waives and disclaims any right to any options, SARs, PARs, shares of stock or equity of any kind in Employer or in any of the Employer Released Parties; and,

e.	Employee agrees that he shall abide by the terms and conditions of Paragraphs 5, 6, 7, 10, 11, 13, 15 and 16 of the Employment Agreement dated June 1, 2006 between Employer and Employee, as amended by the First, Second and Third Amendments to the Employment Agreement (the “Employment Agreement”). Notwithstanding anything in the Employment Agreement to the contrary, Employer agrees that the “Noncompete Period” defined in Paragraph 7 of the Employment Agreement that shall be applicable to Employee is the period of twelve (12) consecutive months starting from March 31, 2010, and any provision in the Employment Agreement to the contrary or in any other agreement with the Employer stating a different non-compete period shall have no force and effect.

11. All Parties agree not to disclose the terms or provisions of this Agreement to anyone other than their attorneys, financial and tax advisors, and immediate family members, who will be informed of and bound by this confidentiality provision, until this Agreement is filed with the Securities and Exchange Commission by the Employer, which is expected to occur on March 29, 2010. All Parties agree that this Agreement may be used as evidence in a lawsuit in which either party alleges a breach of the promises contained herein.
12. Employee acknowledges that he has been advised to consult with an attorney before signing this Agreement.
13. Employee understands that he has twenty-one (21) days to review and consider this Agreement before signing it. Employee understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing it.
14. Employee may revoke this Agreement within seven (7) days of him signing it. Revocation can be made by delivering a written notice of revocation to Michael J. Joyce, c/o A.C. Moore Arts & Crafts, Inc. 130 A.C. Moore Drive, Berlin, New Jersey 08009, Attention: Amy Rhoades, Esq., General Counsel. For this revocation to be effective, written notice must be received by Mr. Joyce no later than the close of business on the seventh (7th) day after Employee signs the Agreement. If Employee revokes this Agreement, it shall not be effective and enforceable and Employee will not receive the consideration contained in Paragraph 2 or any other consideration set forth herein.

15. By entering into this Agreement, Employer does not admit and expressly denies that it has violated any contract, rule, law, or regulation, including, but not limited to, any federal, state, or local law or regulation relating to employment or employment discrimination. This Agreement does not constitute an admission by the Employee that he has violated any contract, rule, law, or regulation, and Employee denies any such violation.
16. This Agreement is the entire Agreement between Employee and Employer and any other prior agreements between them are hereby terminated and shall have no force or effect, except for the following which remain in effect: (a) the paragraphs of the Employment Agreement set forth in Paragraph 10.e., (b) Employer’s 401(k) Plan or other ERISA plans, (c) Employer’s equity and/or incentive plans and Employee’s award agreements thereunder, but only insofar as and as long as necessary to govern Employee’s preserved rights under clause (vii) of Paragraph 7(b), (d) solely with respect to a non-waiver of Employee’s rights and claims pursuant to Paragraph 7(b)(viii), Employer’s Amended and Restated By-Laws, Articles of Incorporation, as amended, (e) liability and indemnification insurance policies of the Employer or any of its parents, subsidiaries or affiliates, and (f) the group life insurance policy referred to in paragraph 2.k. above. Employer has made no promises to Employee other than those set forth in this Agreement. This Agreement may be modified only upon an express written agreement between the Parties. This Release will be governed and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws.

17. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity or enforceability of any other provision contained herein.
18. Employee agrees not to make any negative comments or disparaging remarks, concerning or relating to his employment with or his service as a director on the Board of Directors of Employer, in writing, orally, or electronically, that would injure the business or reputation of all or any of the Employer Released Parties. Employer agrees that it shall instruct its senior officers (employees at the Vice President level or above) and members of its Board of Directors to refrain from making any negative comments, or disparaging remarks in writing, orally, or electronically that would injure the reputation of Employee and that Employer shall be responsible for any conduct by them in the scope of their respective employment or Board service that violates the instructions given to them pursuant to this provision. It is agreed and acknowledged that the breach of this Paragraph 18 will cause the person or entity who is disparaged irreparable harm. This paragraph does not apply to any testimony, any verified or sworn statement such as affidavits, or any information provided in a lawsuit or in an administrative or adjudicatory proceeding, or in connection with an activity or proceeding protected by federal, state or local law.
19. In consideration of this Agreement and Employee’s commitments in this Agreement and providing Employee does not revoke this Agreement, Employer shall:
a.	Maintain the confidentiality of Employee’s personnel file pursuant to the policy of the Employer;

b.	In accordance with the policy of the Employer, the Employer shall provide only Employee’s job title and dates of employment with Employer upon inquiry by any person or entity, and any such inquiry will be responded to by Employer’s human resources officer;

c.	Not contest any claims which Employee may make for unemployment compensation benefits. Said unemployment claims are specifically excepted from the release of claims of Employee set forth above in Paragraph 7.
20. This Agreement shall inure to the benefit of Employer Released Parties and each of their respective heirs, successors, executors, administrators and assigns. This Agreement shall also inure to the benefit of Employee and his heirs, successors, executors, administrators and assigns. In the event of the death of Employee, all of the amounts of monies payable to him under this Agreement, and all of the money or shares of stock payable, awardable, or conferred upon Employee pursuant to this Agreement, shall be paid to the Rick A. Lepley Living Revocable Trust. This Agreement is binding upon the Employer and its successors and assigns and Employee and his heirs, successors, administrators and assigns.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. EMPLOYEE UNDERSTANDS AND AGREES THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS RELATING TO HIS EMPLOYMENT AND THE TERMINATION OF THAT EMPLOYMENT.
IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

A.C. Moore Arts & Crafts, Inc.

By:	/s/ Amy Rhoades	Date: March 29, 2010
Amy Rhoades

Senior Vice President and General Counsel

	/s/ Rick A. Lepley	Date: March 29, 2010

Rick A. Lepley

EXHIBIT A
As of March 31, 2010
Mr. Michael J. Joyce
Chairman of the Board
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009-9500
Mike:
I hereby retire and resign effective March 31, 2010, as the President and Chief Executive Officer and as a member of the Board of Directors of A.C. Moore Arts & Crafts, Inc. (the “Company”) and as an officer or member of the Board of Directors of any or all of the Company’s direct and indirect subsidiaries and as a trustee of any benefit plan related to the Company or its subsidiaries.

Sincerely,

Rick A. Lepley

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